Exhibit 10.4

EXECUTION VERSION

RETIREMENT AND GENERAL RELEASE AGREEMENT

This RETIREMENT AND GENERAL RELEASE AGREEMENT (this Agreement”) dated as of July 31, 2018, is by and among INSTALLED BUILDING PRODUCTS, INC., a Delaware corporation (“Parent”), INSTALLED BUILDING PRODUCTS, LLC, a Delaware limited liability company (“Sub”), TCI CONTRACTING, LLC, a Delaware limited liability company (“TCI”) (Parent together with Sub, TCI and all of its and their respective affiliated entities are herein referred to as the “Company”), and J. MICHAEL NIXON, an individual (“Nixon”). (The parties are referred to collectively as the “Parties” and individually as a “Party”).

WHEREAS, Nixon has been employed by the Company and serves as a member of Parent’s Board of Directors;

WHEREAS, the Parties have mutually agreed that Nixon’s employment with the Company shall be terminated and that Nixon shall retire from his position and status as a member of Parent’s Board of Directors; and

WHEREAS, the Company wishes to provide certain consideration to Nixon in exchange for a general release of claims in favor of the Company Released Parties (as defined below) by Nixon, certain post-employment restrictive covenants by Nixon, and Nixon’s agreement to other terms enumerated herein;

NOW, THEREFORE, for and in consideration of the mutual covenants, agreements, and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.    Incorporation of Recitals. All of the recitals and Whereas provisions set forth above in this Agreement are expressly incorporated herein and made a part hereof.

2.    Resignation of Employment and Board Position. Nixon shall take all steps reasonably necessary and asked of him by the Company and/or Parent’s Board of Directors, including executing and returning the letter attached hereto as Exhibit A, to effectuate the mutually agreed termination of his employment with the Company and his retirement from his position and status as a member of Parent’s Board of Directors, effective July 31, 2018 (the “Retirement Date”). The Company and Nixon agree that, following the Retirement Date, Nixon shall no longer hold any position (whether as employee, officer, director, consultant, contractor or otherwise) with the Company.

3.    Payments and Benefits.

In consideration of the general release set forth in Section 6, the covenants and agreements set forth in Sections 10 through 13, and other good and sufficient consideration set forth herein, and provided Nixon executes, does not revoke, and continues to comply with this Agreement, the Company will provide Nixon the following:

a.    The Company will provide Nixon payments in the total gross amount of five hundred thousand dollars ($500,000.00) as follows: (i) the first payment of two hundred fifty

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thousand dollars ($250,000.00) will be provided within ten (10) days of the Effective Date of this Agreement (the “First Payment”); and (ii) the second payment of two hundred fifty thousand dollars ($250,000.00) will be provided on or before the one year anniversary of the Effective Date of this Agreement (the “Second Payment”). Federal, state and local taxes will be withheld from these payments.

b.    The Company will continue Nixon’s medical insurance coverage at its expense up to and including July 31, 2018. The Company will further provide notification to Nixon, as prescribed by the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to provide continuation coverage at his expense, if he so desires. Notwithstanding the foregoing, the Company will reimburse Nixon for COBRA expenses actually incurred with respect to individual continuation coverage for Nixon, for a period of twenty-four (24) months from the Retirement Date, or until Nixon is eligible for comparable medical insurance coverage with another employer, whichever is earlier (the “Medical Coverage”).

c.    The Company will cover the cost of the rent, utilities, phone line, internet and all other ordinary occupancy costs with respect to that certain office space located at 12540 Broadwell Road, Suite 1202, Milton, GA, until the expiration of the current lease or April 30, 2020, whichever is earlier (the “Facilities Coverage”).

d.    The Company will transfer good and marketable title to and registration of that certain 2015 Ford F-150 4x4 Crew Cab Platinum Edition automobile (VIN: 1FTFW1EF7FFC95633) to Nixon without further payment being required from Nixon for same (the “Vehicle Transfer”). Such Vehicle Transfer shall be made by Company to Nixon free and clear of all liens and encumbrances of any nature whatsoever. Nixon shall be exclusively responsible for any and all tax consequences associated with such transfer, including, without limitation, any income and sales tax liabilities incurred as a result of such transfer.

e.    In addition to the foregoing rights and entitlements, the Company shall continue to provide Nixon with all rights of indemnification and other rights and benefits, all upon such terms and conditions as are provided in the February 12, 2014 Indemnification Agreement entered into between Parent and Nixon (the “Indemnification Agreement”), the Company’s applicable constituent documents, and such insurance policies as are maintained by the Company from time to time, all in accordance with their respective terms (the “Indemnification Coverage”); it be intended that the Indemnification Agreement shall survive the execution and implementation of this Agreement and continue in full force and effect in accordance with its terms.

f.    The Company will offer Nixon’s assistant, Ms. Pamela Dekker, a separation agreement and general release in a form acceptable to the Company that will include, among other standard provisions, non-solicitation and non-disparagement covenants, as well as severance in the amount of one year’s salary at Ms. Dekker’s current base salary rate.

4.    No Other Compensation or Benefits Owing. Without regard to whether he executes this Agreement, Nixon will be provided his base salary and all accrued benefits through the Retirement Date, including without limitation, all un-reimbursed expenses and all amounts owed to him (if any) for accrued unused vacation, in each case through the Retirement Date and

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pursuant to Company policy. Nixon acknowledges and agrees that except for these amounts, he has received all compensation, benefits, payments, and reimbursements due to him by the Company. No other payments or benefits of any kind are to be provided to Nixon, except as provided for in this Agreement, which are in excess of any amounts otherwise owed to Nixon. Notwithstanding the foregoing, no retirement benefits that Nixon received and became vested prior to Nixon’s execution of this Agreement nor any stock, equity or similar interest owned or held by Nixon in the Company shall be waived or relinquished by Nixon nor adversely affected by this Agreement.

5.    Stock Dispositions. Following the later of (i) the Retirement Date, (ii) the Effective Date of this Agreement, and (iii) 48 hours after the Company’s public disclosure of the financial results for the quarter ended June 30, 2018, Executive shall be entitled to sell, exchange or otherwise dispose of all or any portion of Executive’s stock or other equity ownership in the Company from time to time in conformity and compliance with all applicable securities laws (including as an affiliate for the three (3) months following the Retirement Date under Rule 144); provided, that the Company shall cooperate and cause (a) its counsel to issue all opinions required by the transfer agent to remove all legends restricting sale of such stock once three (3) months have elapsed from the Retirement Date and (b) any Company imposed or required contractual restrictions against any such disposition by Nixon to be waived, released and eliminated.

6.    General Release. In consideration of the mutual promises set forth in this Agreement and for other good and valuable consideration, the sufficiency and receipt of which Nixon hereby acknowledges, Nixon, on behalf of himself and for all persons who may claim by or through him, including, without limitation, his heirs, legatees, distributees, beneficiaries, trustees, administrators, executors, assigns, and legal representatives, to the maximum extent permitted by law, hereby covenants not to sue and fully and unconditionally releases, waives, and forever discharges the Parent, Sub, TCI, and each of their respective past, present, former, and/or future direct and indirect parents, owners, affiliates, divisions, subsidiaries, related entities, predecessors, and successors (collectively “Company Parties”), and each of the Company Parties’ respective assigns, shareholders, members, managers, directors, officers, employees, attorneys, representatives, and agents (each of the Company Parties and foregoing listed persons or entities being collectively, in their individual and representative capacities, referred to as the “Company Released Parties”), from and with respect to any and all charges, complaints, claims, rights, contracts, agreements and actions, which Nixon ever had, now has, or may have against the Company Released Parties, whether known or unknown, arising or which may have arisen at any time up to the date Nixon executes this Agreement, including, but not limited to, all claims, demands, suits, causes or rights of action arising out of or in any way connected with Nixon’s employment relationship with the Company or Nixon’s separation from employment from the Company; Nixon’s board membership with Parent or the separation of such board membership; claims, demands, suits, causes or rights of action relating to defamation, breach of contract or public policy, wrongful, retaliatory or constructive discharge, discrimination, attorneys’ fees or damages (including contract, compensatory, punitive, or liquidated damages), equitable relief, additional compensation, intentional infliction of emotional distress, invasion of privacy, negligence, or any other tort claims; claims which could arise under the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act of 1990, as amended, the Age Discrimination in

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Employment Act of 1967 (“ADEA”) as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, as amended, the Equal Pay Act, any and all other federal, state and local laws or obligations regulating the employment relationship between the Parties, or by reason of any matter, cause or thing whatsoever, whether known or unknown, except (i) for claims for enforcement of Nixon’s rights under this Agreement, (ii) for claims that cannot be released as a matter of law, (iii) for claims arising after Nixon executes this Agreement, (iv) insured and/or vested benefits, if any, for which Nixon is eligible, pursuant to the terms of any employee benefit plan in which Nixon is, or has been, a participant, (v) any qualified or non-qualified pension, retirement or deferred compensation plan in which Nixon participates or has any accrued and/or vested benefits, (vi) rights arising solely in Nixon’s capacity as a shareholder, including Nixon’s retention of his existing shares of common stock in the Company, (vii) any rights to indemnification or liability insurance coverage which Nixon may have by reason of having served as an employee, officer, director or agent of the Company or any Company Released Parties for acts, errors or omissions undertaken or committed by Nixon within the scope of the foregoing capacities, and (viii) as set forth in Section 9.

7.    Release of Nixon. In consideration of the mutual promises set forth in this Agreement and for other good and valuable consideration, the sufficiency and receipt of which the Company hereby acknowledges, the Company, on behalf of itself and for all Company Parties and other persons or entities who may claim by or through the Company and/or the Company Parties (collectively the “Company Releasors”), hereby covenants not to sue and fully and unconditionally releases, waives, and forever discharges, to the maximum extent permitted by law, Nixon and each of his heirs (each of them collectively, in their individual and representative capacities, the “Nixon Released Parties”), from and with respect to any and all charges, complaints, claims, rights, contracts, agreements and actions, which the Company Releasors ever had, now has, or may have against the Nixon Released Parties, arising or which may have arisen at any time up to the date the Company executes this Agreement, including, but not limited to, all claims, demands, suits, causes or rights of action arising out of or in any way connected with Nixon’s employment relationship with the Company or Nixon’s separation from employment from the Company; Nixon’s board membership with Parent or the separation of such board membership; claims, demands, suits, causes or rights of action relating to defamation, breach of contract or public policy, attorneys’ fees or damages (including contract, compensatory, punitive, or liquidated damages), equitable relief, intentional infliction of emotional distress, invasion of privacy, negligence, or any other tort claims; claims which could arise under any and all federal, state and local laws or obligations, or by reason of any matter, cause or thing whatsoever, except for (i) claims for enforcement of Company’s rights under this Agreement, (ii) claims that cannot be released as a matter of law, (iii) unknown claims which, except in the case of intentional fraud or where Nixon took active steps to conceal his actions, could not have been discovered with reasonable diligence, and (iv) claims arising after Company executes this Agreement.

8.    Non-Assignment of Rights/No Pending Actions. Each Party represents and warrants that such Party has not sold, assigned, transferred, conveyed, or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, suit, debt, obligation, account, contract, agreement, covenant, guarantee, controversy, judgment, damage, claim, counterclaim, liability, or demand of any nature whatsoever relating to any matter covered by this Agreement. Nixon further represents and warrants that he has not filed or initiated any

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pending legal, equitable, administrative, or any other proceedings against the Company Released Parties and that no such proceeding has been filed on his behalf. Company further represents and warrants that no Company Released Party has filed or initiated any pending legal, equitable, administrative, or any other proceedings against any Nixon Released Party and that no such proceeding has been filed on behalf of any Company Released Party.

9.    Cooperation with Government Agencies. Nothing in this Agreement is intended to interfere with Nixon’s ability to file a charge, complaint or report with any federal, state or local government agency, commission, or authority (“Government Agencies”), or limit Nixon’s ability to participate in any investigation or proceeding conducted by any Government Agency, without notice to or prior authorization from the Company. Nixon acknowledges and agrees, however, that the consideration paid to him under this Agreement represents full and complete satisfaction of any monetary recovery against any of the Company Released Parties that could be sought by or awarded to him in any judicial or administrative proceeding with respect to any claim released by him in this Agreement. For the avoidance of doubt, this Agreement does not limit Nixon’s eligibility to receive an award out of monetary sanctions collected by any Government Agency as provided by applicable law or regulation.

10.    Cooperation with the Company Released Parties. During the five (5) year period following the Retirement Date, Nixon agrees to cooperate with the Company Released Parties (i) by promptly providing information requested of and known to Nixon by the Company and/or its counsel with respect to D&O questionnaires, proxy disclosures and/or other regulatory filings, and (ii) in the truthful and honest prosecution and/or defense of any claim in which the Company Released Parties may have an interest, or any investigation or audit of any matter, which claim or matter Nixon had knowledge and involvement during his tenure with the Company, which cooperation may include without limitation making himself available to participate in any proceeding involving any of the Company Released Parties, allowing himself to be interviewed by representatives of the Company Released Parties, participating as requested in interviews and/or preparation by any of the Company Released Parties of other witnesses, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information, all without claim of privilege against the Company Released Parties. The Company shall (i) be responsible for all reasonable costs or expenses reasonably incurred by Nixon in providing such cooperative efforts hereunder and (ii) cooperate with Nixon (including provision of reasonable advance written notice) in scheduling any such matters so as to take into account Nixon’s other professional and personal commitments. In the event any such cooperative efforts requested by the Company hereunder require Nixon’s dedication of time in excess of either three (3) hours in any calendar week or ten (10) hours in any calendar month, or twenty-five (25) hours in the aggregate, the Company shall compensate Nixon for all such excess time at a rate to be reasonably and mutually agreed in good faith between Nixon and TCI.

11.    Protective Agreements and Post-Employment Restrictions.

(a)    Confidentiality of Agreement. Nixon agrees that, except as required by law or as set forth in Section 9, the terms and conditions of this Agreement, all discussions related to the negotiations leading up to this Agreement, and any information from which any of the terms or conditions of this Agreement could reasonably be determined or approximated, shall be

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maintained by him as strictly confidential and shall not be disclosed to any third party other than pursuant to legal process or any legal action to enforce this Agreement, the terms of this Agreement, to Nixon’s spouse, attorneys, tax advisors, and/or financial advisors (all of whom must agree to keep it confidential), or to the extent necessary to permit Nixon to defend against any claim or prosecute any right or entitlement that is dependent upon the information so used or disclosed (each a “Permitted Disclosure”). Each Party agrees that such Party shall not publicize in any way this Agreement or its terms and conditions except as required by law or legal process or as necessary to seek legal enforcement of this Agreement. Nothing in this Section 11(a) prohibits Nixon from disclosing the terms of this Agreement after and solely to the extent that the Company has made such terms public in its regulatory filings. Nixon represents and warrants that prior to signing this Agreement, he has not disclosed the terms of this Agreement or any information whatsoever regarding the negotiations or discussions regarding this Agreement to anyone or in any manner other than under a Permitted Disclosure.

(b)    Agreement Not to Solicit Customers. Nixon agrees that for a period of two (2) years following the Retirement Date, Nixon shall not, directly or indirectly, on Nixon’s own behalf or on behalf of any other person or entity, solicit or attempt to solicit any business from (i) any of the Company’s customers or (ii) any of the Company’s actively-sought prospective customers, or (iii) any of the Company’s customers or actively-sought prospective customers with whom Nixon had Material Contact during Nixon’s employment with the Company, in each case under sub-clause (i), (ii) and (iii), for purposes of providing “Competing Products or Services” (as hereinafter defined); provided, however, that with respect to sub-clauses (i) and (ii), Nixon shall not be liable under this Section 11(b) for solicitation or attempted solicitation of a customer or actively-sought prospective customer of the Company that Nixon does not know, at the time of such solicitation or attempted solicitation, is a customer or actively-sought prospective customer of the Company, so long as Nixon ceases such solicitation or attempted solicitation immediately upon learning that such person or entity is a customer or actively-sought prospective customer of the Company.

(c)    Agreement Not to Solicit Employees. Nixon agrees that for a period of two (2) years following the Retirement Date, Nixon shall not, directly or indirectly, on Nixon’s own behalf or on behalf of any other person or entity, solicit or induce (i) any person who is known to Nixon to be an employee of the Company, or (ii) any person who is an employee of the Company and with whom Nixon had material contact or about who Nixon learned Confidential Information in the course and conduct of Nixon’s employment or engagement with the Company, in each case under sub-clause (i) and (ii), to leave his or her employment with the Company, or (iii) hire or engage the services of such employee to provide Competing Products or Services. For purposes of clarification, Nixon’s use of third party placement or personnel agencies or public or industry -wide “help wanted” or “employment” advertisements shall not constitute Nixon’s violation or breach of his obligations hereunder.

(d)    Agreement Not to Compete. Nixon agrees that for a period of two (2) years following the Retirement Date, Nixon shall not, within the Territory (as defined on Exhibit B attached hereto), directly or indirectly, provide Competing Products or Services, on Nixon’s own behalf, or in the service or on behalf of another person or entity.

(e)    Confidential and Proprietary Information. Nixon acknowledges that the

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Company must protect its Confidential Information and that the Confidential Information derives independent, actual and potential commercial value from not being generally, readily ascertainable through independent development and is the subject of efforts by the Company that are reasonable under the circumstances to maintain its secrecy. Nixon also acknowledges that through his employment with and Board service to the Company he was provided and had access to Confidential Information. Nixon agrees, subject to Section 9 and except for any Permitted Disclosures, (i) to hold in trust and confidence and not to disclose Confidential Information to any third party without prior written consent of the Company and (ii) not to use Confidential Information for Nixon’s personal benefit or for the benefit of any third party. Nixon’s obligations under this Section 11 as they relate to Confidential Information that is a trade secret under applicable law shall apply as long as the Confidential Information remains a trade secret under applicable law, and Nixon’s obligations under this Section 11 as they relate to Confidential Information that does not constitute trade secrets under applicable law shall apply until the earlier of five (5) years from and after the Retirement Date or for as long as the Confidential Information is not generally available to the public or in the industries in which the Company operate through no fault of Nixon’s.

For purposes of this Agreement, “Confidential Information” means data and information: (A) relating to the business of the Company, regardless of whether the data or information constitutes a trade secret under applicable law; (B) disclosed to Nixon or of which Nixon became aware as a consequence of Nixon’s employment with the Company or Board service to Parent; (C) having value to the Company; (D) not generally known to competitors of the Company; and (E) which includes, but is not limited to, trade secrets, methods of operation, processes, procedures, product specifications, technical expertise and know how, acquisition candidates, names of customers, customer information, customer contact database, vendor lists, vendor information and data, potential customer lists, investor lists, business plans, marketing plans and techniques, marketing ideas and concepts, price lists, pricing data and strategies, sales data and information, financial information and projections, financial statements, budgets, proformas, accounts payable information, profitability studies, personnel data, research done by the Company relating to the business operations of the Company or customers or potential customers of the Company, all information marked as “Confidential”, and any other information treated as confidential by the Company, whether or not stamped or designated as such. The term “Confidential Information” shall not mean data or information which has been voluntarily disclosed to the public by the Company or is otherwise publicly available (except where such public disclosure has been made by Nixon without authorization); which has been independently developed and disclosed by others; which is available or obtained from third party sources not known to owe a duty of confidentiality to the Company; or which has otherwise entered the public domain through lawful means.

(f)    Reasonableness of Restrictions. Nixon agrees that the restraints imposed upon him under this Section 11: (i) are reasonable, (ii) do not and would not impose an undue hardship upon him, (iii) are necessary for the reasonable and proper protection of the Company and its business), and (iv) are reasonable in respect to the subject matter, length of time and geographic area. In the event that any provision in this Section 11 shall be determined by any court of competent jurisdiction to be unenforceable by reason of it being extended over too great a time, too large a geographic area, or too great a range of products or services, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by

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law.

(g)    Remedies. The Parties acknowledge that the covenants set forth in this Section 11 are of the essence of this Agreement; that each such covenant is reasonable and necessary to protect and preserve the interests and properties of the Company); that a breach or threatened breach of any of the terms of these covenants by Nixon would result in material and irreparable damage and injury to the Company; and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, Nixon agrees and consents that, in addition to all the remedies provided at law or in equity, the Company shall be entitled to a temporary restraining order and temporary or permanent injunction to prevent a breach or contemplated breach of any of the covenants. The existence of any claim, demand, action or cause of action of Nixon against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements in this Agreement.

Except in the case of a bona fide dispute concerning whether and/or when such payment is due and owing, Nixon’s obligations under Sections 11(a) – (d) shall be void and of no further force and effect if the Company fails to timely remit or provide any one or more of the First Payment, the Second Payment, the Medical Coverage, the Facilities Coverage, or the Vehicle Transfer; provided, however, that in the event of a failure to timely remit or provide such payment, Nixon must first provide written notice to the Company (pursuant to Section 14(i)) and a 10-day opportunity to cure such missed payment before such obligations are voided.

(h)    Certain Definitions.

i.    The term “solicit” shall mean to have any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action.

ii.    The phrase “Competing Products or Services” shall mean the supply and installation of fiberglass, cellulose, and spray foam insulation, waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, shower doors, closet shelving, roofing, mirrors, drywall, flooring, soffits, door locks, weatherization products, window screens, door screens, bathroom hardware, hurricane panels, fireplaces, and window coverings for single-family and multi-family residential and commercial buildings in any manner competitive with such products and services currently being provided by the Company as of the Retirement Date, or under active consideration by the Company as of the Retirement Date as previously disclosed to Nixon in his capacity as an employee of the Company and/or as a member of Parent’s Board of Directors.

iii.    The term “Material Contact” means contact between Nixon and each customer or potential customer of the Company: (i) with whom Nixon dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Nixon; (iii) about whom Nixon obtained Confidential Information as a result of Nixon’s association with the Company; or (iv) who receives products or services provided by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Nixon within two (2) years prior to the Retirement Date.

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12.    Return of Property. Nixon agrees that by no later than the Retirement Date he will return to the Company any and all Company property and/or Confidential Information in his possession, custody, or control, without retaining any copies. Notwithstanding the foregoing, Nixon shall remain entitled to retain a copy of his personal and professional contacts listing or rolodex.

13.    No Disparagement.

(a)    Nixon shall not make any oral or written statement (including without limit, issuance of any press release or other publicly-issued statement) that defames or places in a false light, or, even if true, disparages or places in a negative light Parent, its respective past, present, and future subsidiaries and/or affiliated entities (collectively “Company Group”) and/or their respective businesses, and/or any persons known by Nixon to be their respective current or former executive officers which officers are at or above the C suite (i.e. CEO, COO, CFO, etc.) level (collectively such officers the “Company Agents”), and/or any other persons known by Nixon to be current or former employees or directors of any Company Group member, whether or not such Company Agents, directors, or employees remain engaged or terminate their engagement with the Company after the date of the execution of this Agreement, or the reputation of any of the foregoing identified persons or entities, except (i) as provided in Section 9, (ii) as required by law, rule, regulation (including public reporting requirement), legal or judicial process, or other governmental mandate, (iii) in connection with a legal proceeding in which Nixon is under oath or responding to a subpoena, or (iv) as otherwise required in order to cooperate with a Government Agency; provided, however, that with respect to any of the foregoing exceptions in sub-clauses (ii), (iii) or (iv), Nixon must first (unless legally prevented or otherwise specifically instructed not to do so by an authorized Government Agency, or the circumstances (i.e., government interview or live testimony) make it impossible to do so), provide prompt written notice thereof to the Company of the intended undertaking, subpoena or proceeding, which notice must be sufficient to permit the Company to contest or limit any such disclosures. The foregoing shall not be in derogation or limitation of the Company’s rights or remedies at law or in equity for any tort or other act of slander, libel or defamation committed against the Company Group, their respective businesses, or the Company Agents.

(b)    The Company Group entities shall not make, and shall instruct and require that Parent’s directors and C-suite executive officers listed in Parent’s proxy statement filed on April 20, 2018 not make, any oral or written statement in the course of conducting the Company Group’s businesses or which expressly or implicitly is presented as an official communication from or regarding the Company Group or their businesses (including without limit, issuance of any press release or other publicly-issued statement) that defames or places in a false light, or, even if true, disparages or places in a negative light, either Nixon or his reputation, except (i) as required by law, rule, regulation (including public reporting requirement), legal or judicial process, or other governmental mandate (ii) as provided in connection with a legal proceeding in which any such restricted person or entity is under oath or responding to a subpoena, or (iii) if such restricted executive officer or entity is otherwise required by law to cooperate with a Government Agency; provided, however, that with respect to any of the foregoing exceptions, the Company must first (unless legally prevented or otherwise specifically instructed not to do so by an authorized Government Agency, or the circumstances (i.e., government interview or live testimony) make it impossible to do so) provide prompt written notice thereof to Nixon of the

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intended undertaking, subpoena or proceeding, which notice must be sufficient to permit Nixon to contest or limit any such disclosures. The foregoing shall not be in derogation or limitation of Nixon’s rights or remedies at law or in equity for any tort or other act of slander, libel or defamation committed against Nixon.

14.    Miscellaneous.

(a)    Successors and Assigns. Neither this Agreement, nor any of the obligations or benefits provided hereunder, may be assigned by Nixon without the prior written consent or approval of the Company. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto, the successors and assigns thereof (whether by merger, consolidation, sale of assets or otherwise), and the heirs of Nixon. References in this Agreement to the Company shall be deemed to include any successor(s) or assign(s) of the Company.

(b)    Severability. If any provision of this Agreement shall be found invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

(c)    Construction and Interpretation of Agreement. The Parties agree that each Party has been given an opportunity to participate in the drafting and preparation of this Agreement and that each Party was in fact represented by counsel of its or his choosing in the drafting and negotiation of this Agreement. Accordingly, the Parties agree that no provision of this Agreement shall be construed against any Party. The terms “and” and “or” as used in this Agreement shall be interpreted to mean “and/or” when doing so would be reasonably necessary to effectuate the reasonable intent of the Parties as expressed herein.

(d)    Governing Law/Dispute Resolution. This Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of laws principles and provisions. The Parties agree that any dispute arising out of or relating in any way to this Agreement or to the Parties’ relationship shall be brought exclusively in the state and federal courts located in the State of Delaware. The Parties hereby irrevocably consent to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware for adjudication of any disputes arising out of or relating in any way to this Agreement or otherwise related to the Parties’ relationship. The Parties hereby irrevocably waive any objections or defenses to jurisdiction or venue in any such proceeding before such court.

(e)    Waiver. No waiver of any right under this Agreement shall be deemed to have occurred unless contained in a written agreement signed by both Parties. A waiver by any Party hereto of a breach or default by another Party of any provision of this Agreement shall not be deemed a waiver of future compliance therewith and such provision shall remain in full force and effect. Further, delay on the part of any Party in exercising any right, power or privilege hereunder shall not operate as a waiver thereof.

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(f)    Amendments and Modifications. This Agreement shall not be amended or modified in any respect whatsoever, except by a writing duly executed by each Party to this Agreement who or which is affected by the amendment, and it is further agreed that no Party to this Agreement will make a claim at any time that this Agreement has been orally amended or modified.

(g)    Multiple Copies and Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement. Faxed signatures, electronic signatures, and signatures in PDF-format documents shall be deemed valid as if they were inked originals.

(h)    Headings. Section, paragraph and other captions or headings contained in this Agreement are inserted as a matter of convenience and for reference, and in no way define, limit, extend or otherwise describe the scope or intent of this Agreement or any provision hereof and shall not affect in any way the meaning or interpretation of this Agreement.

(i)    Notices. Any notice, request, authorization, or other communication under this Agreement shall be in writing and shall be deemed to have been duly given to a Party only if delivered personally, or sent via FedEx or other reputable overnight delivery service, to the respective address of each Party set forth below, or to such other address as each Party may designate by notice.

If to Company:

Installed Building Products, Inc.

Attn: General Counsel

495 South High Street, Suite 50

Columbus, Ohio 43215

If to Nixon:

J. Michael Nixon

2794 Rivers End Way

Palm City, Florida 34990

15.    Attorneys’ Fees. The prevailing Party in any court action for breach or threatened breach of this Agreement will be entitled to an award of reasonable attorneys’ fees and costs incurred.

16.    Entire Agreement/No Promises or Inducement. This Agreement contains the entire understanding between the Parties with respect to the subject matter hereof, and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof. This Agreement is an integrated document and the consideration stated in it is the sole consideration for this Agreement. No representation, promise, inducement, statement, or intention has been made by any Party hereto that is not embodied herein and no Party shall be bound or be liable for any alleged representation, promise, inducement, statement or intention not so set forth herein. For avoidance of doubt, the Indemnification Agreement

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remains in effect in accordance with its terms.

17.    No Admission of Wrongdoing. The Parties understand and agree that this Agreement does not and shall not constitute an admission by any Party or entity of liability or of any fact or conclusion of law.

18.    Tax Consequences. Nixon agrees that he is solely responsible for all tax consequences arising out of the payments and benefits to him described in this Agreement and acknowledges that neither the Company nor its lawyers have provided him any tax advice in connection therewith. The payments hereunder are intended either to be exempt from, or in the alternative to comply with, Code Section 409A and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, medical reimbursements, in-kind distributions, and any other applicable exception, and shall be administered accordingly. This Agreement shall be construed and interpreted with such intent. Each payment hereunder is intended to be treated as one of a series of separate payments for purposes of Code Section 409A.

19.    Review and Rescission. Nixon acknowledges and agrees that (a) he has had adequate time to review and consider the Agreement and has been encouraged to review, and has in fact reviewed it with his attorney, (b) he has read this Agreement fully and carefully and understands its terms, and (c) that he has signed it knowingly, freely and voluntarily without duress, coercion or undue influence and with a full understanding of its terms. Nixon further acknowledges and agrees that he has twenty-one (21) days from the date he receives this Agreement to review this Agreement and consider whether to execute this Agreement. Nixon acknowledges and agrees that if he signs this Agreement prior to the expiration of the twenty-one (21) day consideration period, he has done so voluntarily and knowingly. Nixon acknowledges and agrees that any modification, material or otherwise, made to this Agreement does not restart or affect in any manner the original twenty-one (21) day consideration period. Nixon acknowledges and agrees that he has seven (7) days after his execution and delivery of this Agreement to the Company to revoke his acceptance by delivering written notice of revocation by email to Shelley McBride (shelley.mcbride@installed.net) within such seven (7) day period. Nixon acknowledges that in the event he revokes this Agreement as described herein, all Parties’ respective obligations under this Agreement will be void and Nixon agrees to promptly return any amounts paid to him hereunder. The eighth (8th) day following Nixon’s execution of this Agreement shall, assuming Nixon does not revoke his acceptance as set forth herein, be the “Effective Date” of this Agreement.

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EXECUTION VERSION

IN WITNESS WHEREOF, the Parties hereto have executed this Retirement and General Release Agreement consisting of thirteen (13) pages, inclusive of this signature page but exclusive of its Exhibits.

J. MICHAEL NIXON		INSTALLED BUILDING PRODUCTS, INC.

/s/ J. Michael Nixon J. Michael Nixon		By:	/s/ Michael T. Miller
Dated:	July 31, 2018		Michael T. Miller Executive Vice President and Chief Financial Officer

		Dated:	July 31, 2018

INSTALLED BUILDING PRODUCTS, LLC

		By:	/s/ Michael T. Miller
Michael T. Miller Executive Vice President and Chief Financial Officer

		Dated:	July 31, 2018

TCI CONTRACTING, LLC

		By:	/s/ Michael T. Miller
Michael T. Miller Executive Vice President and Chief Financial Officer

		Dated:	July 31, 2018

EXECUTION VERSION

Exhibit A

To the Chairman of the Board and Management of Installed Building Products, Inc. (“IBP”):

I hereby retire from the Board of Directors of IBP and as an employee of IBP and its subsidiaries effective as of July 31, 2018.

It has been a pleasure to serve on the Board, and to work with IBP. I wish everyone continued success over the years.

Sincerely,

/s/ J. Michael Nixon
J. Michael Nixon

EXECUTION VERSION

Exhibit B

TERRITORY

For purposes of this Agreement, “Territory” means a sixty (60) mile radius from each of the Company’s office and branch locations listed on the pages that follow:

Branch #	Street Address	City	St
758	1305 D Opelika Rd	Auburn	AL
751	138 West Valley Ave	Birmingham	AL
755	118 Spacegate Dr	Huntsville	AL
861	2316-2328 W Huntington DR	Tempe	AZ
872	600 S. Vincent Ave.	Azusa	CA
872	1135 Kirkwall Ave	Azusa	CA
872	1136 Kirkwall Ave	Azusa	CA
890	19409 Colombo St	Bakersfield	CA
891	4700 Stockdale Highway suite 102	Bakersfield	CA
874	2061 Aldergrove Ave.	Escondido	CA
876	530 Rossi Way Unit 130	Gilroy	CA
893	17525 Catalpa St suite 106 & 107, CA 92345	Hesperia	CA
911	702 Civic Center Drive, Suite 110	Oceanside	CA
879	120 S Wineville Ave	Ontario	CA
874	78-015 Wildcat Dr. Suite 105 &106	Palm Desert	CA
870	210 North 10th Street	Sacramento	CA
892	10747 W Goshen Ave.	Visalia	CA
892	6678 Ave. 304 SW F	Visalia	CA
790	5945 Broadway St, Unit C	Denver	CO
790	5995 Broadway St	Denver	CO
123	635 E. 52nd Avenue, Suite 300	Denver	CO
795	2552 Colex Drive	Grand Junction	CO
791	147 Airpark Dr Unit 1A & 2A	Gypsum	CO
790	255 42nd Street S.W.	Loveland	CO
796	113 Rose Ln, Units G & F	Montrose	CO
376	54 Miry Brook Rd	Danbury	CT
375	24 Andover Drive, Unit D	Hartford	CT
377	48 Union St	Stamford	CT
859	143 Hatchery Rd	Dover	DE
913	755 C Walker Road	Dover	DE
121	685 N.W. 4th Ave	Fort Lauderdale	FL
776	9009 Regency Sq. Blvd	Jacksonville	FL
773	12605 NW 115th Ave Units B107 & B108	Medley	FL
774	16071 Pinto Road	North Forth Myers	FL
732	3702 Silver Star Rd	Orlando	FL
738B	6433 Pinecastle Blvd	Orlando	FL
777	4234 Bay Line Ave	Panama City	FL
737	3357 Copter Road, Unit #10	Pensacola	FL
777	4206 North P Street	Pensacola	FL
778	3900 Consumer St	Riviera	FL
735	1980 Dolgner Place (Suites 1068, 1060, 1052)	Sanford	FL
735	1471 Kastner Place, Suite 113 & 117	Sanford	FL
113	4200 Church Street, Suites 1054-1060	Sanford	FL
734	109-110 Marshall Circle	St. Augustine	FL
731	1601 N 50th St	Tampa	FL
731	1408 N West Shore Blvd - Suite 500	Tampa	FL
738A	2634 Causeway Center Dr	Tampa	FL
775	8930 Maislin Dr.	Tampa	FL
124	5116 LeTourneau Circle	Tampa	FL
721	5394 North Main St	Acworth	GA
726	205 & 207 Depot st	Brooklet	GA
728	5355-5356 Palmero Court	Buford	GA
552	4475 Industrial Dr Suite 100 & 200	Cummings	GA

Branch #	Street Address	City	St
555	2150 Cedars Road, Suite 200	Lawrenceville	GA
920	670 Village Trace Bldg. 19 Suite E	Marietta	GA
111	1300 Williams Dr, Suite A	Marietta	GA
902	12540 Broadwell Rd Suite 1202	Milton	GA
551	7040 Jonesboro Rd	Morrow	GA
729	116 Rock Quarry Road	Stockbridge	GA
721	1584 Mc Curdy Drive	Stone Mountain	GA
897	1460 A Commerce Way	Idaho Falls	ID
883	2790 E. Lanark	Meridian	ID
896	1314 Shilo Dr	Nampa	ID
260	770 Industrial Dr Units A-B	Cary	IL
287	242 N Western Ave	Chicago	IL
280	1615 Dundee Ave Unit I	Elgin	IL
287	4418 Route 31	Ringwood	IL
714	105 Industrial Way	Charlestown	IN
530	797-849 Madison St.	Crown Point	IN
560/530	797-849 Madison St.	Crown Point	IN
520	4421 Pine Creek Rd	Elkhart	IN
510	2425 W. Main St	Ft Wayne	IN
511	4621 Executive Blvd	Ft Wayne	IN
510	2421 & 2431 W. Main St	Ft. Wayne	IN
511	5331 Keystone Drive	Ft. Wayne	IN
662	2920 Fortune Circle West Suite B	Indianapolis	IN
665	1970 Midwest Blvd	Indianapolis	IN
661	8811 Bash Street	Indianapolis	IN
512	400 S Main St	Leesburg	IN
661	7200 N SR 3	Muncie	IN
620	830 Mausoleum	Shelbyville	IN
640	10935 Kaw Drive	Edwardsville	KS
640	11031 Kaw Drive	Edwardsville	KS
743	241 New Porter Pike Rd	Bowling Green	KY
710	330 Weaver Rd Ste 300	Florence	KY
717	7645 National Turnpike, Suite 160	Louisville	KY
715	4015-B Simpson Lane Units 1-7	Richmond	KY
672	78355 Highway 1081	Covington	LA
350	165 & 175 Old State Road	Sagamore Beach	MA
351	45 Industrial Court	Seekonk	MA
320	32 Pierce St	West Boylston	MA
325	350 Worchester St.	West Boylston	MA
858	260 Eastern Blvd North	Hagerstown	MD
849	2235 Greenspring Dr	Timonium	MD
855	15031 Marlboro Pike, Unit D	Upper Marlboro	MD
857	15121 Marlboro Pike	Upper Marlboro	MD
335	10 Printer’s Dr. Suites 12,13,14 & 15	Hermon	ME
336	515 Riverside Industrial Pkwy	Portland	ME
210	50370 Dennis Court	Wixom	MI
450	21025 Edmonton Ave	Farmington	MN
435	5861 Queens Avenue NE	Otsego	MN
675	2800 33rd St	Gulfport	MS
561	9311-I & J Monroe Rd	Charlotte	NC
764	6051 Lakeview Road	Charlotte	NC
112	3032 Stewart Creek Blvd	Charlotte	NC

Branch #	Street Address	City	St
569	250 Tolar Street	Fayetteville	NC
569	3518 Associate Drive	Greensboro	NC
569	4789 NC Hwy 33 East	Greenville	NC
564	3900 B&C Sardis Church Road	Monroe	NC
562	2300 Westinghouse Blvd, Suite 105 and 2201 Brentwood Rd, Suite 106	Raleigh	NC
562	2101 Harrod Street	Raleigh	NC
581	3101-140 StonyBrook Drive	Raleigh	NC
127	2201-111 Brentwood Rd	Raleigh	NC
569	830 S. New Hope Rd	Raleigh	NC
582	600 Union West Blvd., Suite B	Stallings	NC
780	2201 River Road Drive	Waterloo	NE
340	24 King St. Units #2,3,4 & 5	Auburn	NH
340	62 King St.	Auburn	NH
340	40 King St. Unit #3	Auburn	NH
349	38 Locke Rd	Concord	NH
911	815 Elm St Suite 4A	Manchester	NH
342	31 Brandywine Rd	Tamworth	NH
343	51 Industrial Park Drive	Westmoreland	NH
845	121 Bartley Flanders Rd	Flanders	NJ
845	260 East Main Street	Trenton	NJ
867	5810 Wynn Road	Las Vegas	NV
320	136 Tivoli St. (Unit B)	Albany	NY
345	136 Tivoli St. (Unit A)	Albany	NY
355	100 Ontario Street	East Rochester	NY
355	103 Ontario Street	East Rochester	NY
357	6049 & 6055 Corporate Dr.	East Syracuse	NY
911	3833 Walworth-Marion Rd	Marion	NY
367	65 Air Park Drive	Ronkonkoma	NY
356	4083 Saunders Settlement Road	Sanborn	NY
911	40 North Ave Suite 5	Webster	NY
911	3505 Lake Rd	Williamson	NY
650	945 Industrial Pkwy	Brunswick	OH
311	1318 McKinley Ave.	Columbus	OH
400	1320 McKinley Ave	Columbus	OH
901	495 South High St Suite 50, 150, 200 & 240.	Columbus	OH
140	427 D Washington St	Dayton	OH
651	387 Medina Rd Suite 1500	Medina	OH
135	6412 Fairfield Drive Ste A	Northwood	OH
130	4135 Park Ave	Ontario	OH
141	9345 Princeton-Glendale Rd	West Chester	OH
130	100 Kragel Rd	Wintersville	OH
688	5634 S 122nd E Ave (Suites B & F)	Tulsa	OK
122	5634 S 122nd E Ave (Suites C & D)	Tulsa	OK
880	2738 N Hayden Island Dr Building C	Portland	OR
810	250 West Kensinger Drive	Cranberry Township	PA
852	5801 Grayson Rd Suite 104	Harrisburg	PA
810	193 Crowe Ave	Mars	PA
810	198 Crowe Ave	Mars	PA
820	191 D ane E Crowe Ave	Mars	PA
565	1211 Oakcrest Drive	Columbia	SC
760	112 Sunbelt Blvd.	Columbia	SC
768	385 French Collins Rd Bldg. B	Conway	SC
765	605 Apple Valley Rd	Duncan	SC

Branch #	Street Address	City	St
769	1118 Honey Hill Rd	Hardeeville	SC
761	8302 Dorchester Rd	North Charleston	SC
568	405 A Hwy 183	Piedmont /Greenville	SC
747	5559, 5571, 5573 North Lee Highway	Cleveland	TN
742	3066 Fleetbrook Dr	Memphis	TN
741	309 Driftwood St	Nashville	TN
114	222 Space Park South	Nashville	TN
747	5000-5028 Spedale Court	Spring Hill	TN
690	2915 E Randol Mill Rd	Arlington	TX
690	739-741, 719 109th St	Arlington	TX
694	2013 Centimeter Circle	Austin	TX
694	11914 Manchaca Rd	Austin	TX
697	1701 & 1607 Benchmark Drive	Austin	TX
912	13001 West Highway 71	Austin	TX
680	3802 Apollo Rd	Corpus Christi	TX
119	10803 Vinecrest Dr, Suite 170	Houston	TX
691	16526 Air Center Blvd	Houston	TX
116	301 Leora Lane, Suite 190	Lewisville	TX
696	4505 North Twin City Highway	Nederland	TX
117	598 Greenhill Dr, Suite C	Round Rock	TX
695	5015 Airpark	San Antonio	TX
698	8135 Bracken Creek Rd	San Antonio	TX
115	1649 Universal City Blvd, Suite 101	Universal City	TX
894	1140 South 1900 East, Unit #2	Washington	UT
856	107 Juliad Court (units 107-111)	Fredericksburg	VA
570	18573 Louisa Rd	Louisa	VA
762	809 City Center Blvd	Newport News	VA
570	12911 Marsteller Dr	Nokesville	VA
762	5610-B Virginia Beach Blvd.	Norfolk	VA
854	2409 New Dorset Terrace	Powhatan	VA
348	5375 Williston Rd	Williston	VT
898	6405 172nd Street NE, Suite C	Arlington	WA
885	418 Valley Ave NW	Puyallup	WA
899	5207 187th Street East	Puyallup	WA
273	550 N. Hickory Farm Lane	Appleton	WI
273	3110 Louis Ave	Eau Claire	WI
273	5602 Femrite Drive	Madison	WI
273	N59W13500 Manhart Drive	Menomonee Falls	WI
270	3370 Bay Ridge Court	Oneida	WI
273	1941 Ashland Avenue	Sheboygan	WI
273	825 South 20th Street	Sheboygan	WI
273	6002 Saxon Avenue	Weston	WI